Exhibit 3.1.E.1

CERTIFICATE OF ELIMINATION

OF

SERIES A PREFERRED STOCK

OF
NEONODE INC.

Neonode Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The original name of the Corporation was SBE (DELAWARE), INC. The present name of the Corporation is Neonode Inc. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the “Secretary of State”) was September 4, 1997.

2. That, pursuant to Section 151(g) of the DGCL and the authority granted in the Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors of the Corporation (the “Board”), by resolution duly adopted, authorized the issuance of Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and established the powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on December 29, 2008, filed a Certificate of Designations with respect to such Series A Preferred Stock with the Secretary of State.

3. That no shares of such Series A Preferred Stock are outstanding and no shares thereof will be issued subject to such Certificate of Designations.

4. That the Board has adopted the following resolutions:

WHEREAS, by resolution of the Board and by a Certificate of Designations filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on December 29, 2008, the Corporation authorized the issuance of shares of Series A Preferred Stock, par value $0.001 per share, of the Corporation (the “Series A Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof; and

WHEREAS, as of the date hereof no shares of Series A Preferred Stock are outstanding and no shares thereof will be issued subject to the Restated Certificate of Incorporation of Neonode Inc., as amended (the “Certificate of Incorporation”); and

WHEREAS, it is desirable that all matters set forth in the Certificate of Incorporation with respect to such Series A Preferred Stock be eliminated from the Certificate of Incorporation.

NOW, THEREFORE, BE IT AND IT HEREBY IS:

RESOLVED, that all matters set forth in the Certificate of Designations and Certificate of Incorporation with respect to such Series A Preferred Stock be eliminated from the Certificate of Incorporation; and it is further

RESOLVED, that the officers of the Corporation be, and hereby are, authorized and directed to file a Certificate of Elimination with the office of the Secretary of State setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designations with respect to such Series A Preferred Stock shall be eliminated from the Certificate of Incorporation; and it is further

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to take any and all actions, to perform all such acts and things, to execute, file, deliver or record in the name and on behalf of the Corporation, all such certificates, instruments, agreements or other documents, and to make all such payments as they, in their judgment, or in the judgment of any one or more of them, may deem necessary, advisable or appropriate in order to carry out the purpose and intent of the foregoing resolutions and the transactions contemplated therein or thereby, the authorization therefor to be conclusively evidenced by the taking of such action or the execution and delivery of such certificates, instruments, agreements or documents.

5. That, accordingly, all matters set forth in the Certificate of Designations with respect to such Series A Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by a duly authorized officer on this 7th day of December, 2020.

NEONODE INC.

By:	/s/ Maria Ek
Name:	Maria Ek
Title:	Corporate Secretary